FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated May 28, 2015	Registration No. 333-190561
Registration No. 333-190561-01

$675 mln Ally Master Owner Trust (AMOT) 2015-3

Bookrunners: RBC (str), BofAML, CA                                     Public Offering

Co-Managers: BMO, CIBC, Lloyds, PNC, Scotia

CLS	$AMT(mm)	WAL	M/F	E.FIN	L.FIN	PXD	YIELD	COUPON	PRICE
A	675.000	2.95	Aaa/AAA	05/15/18	05/15/20	iSwp+45	1.639%	1.63%	99.99015%

* Expected Pricing	: PRICED	* Registration	: SEC / Public
* Expected Settle	: 06/03/15	* ERISA Eligible	: Yes
* First Pay Date	: 06/15/15	* Expected RAs	: Moody’s, Fitch
* Bill & Deliver	: RBC	* Min Denoms	: $1,000 x $1,000
		* CUSIP	: 02005A FL7

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-866-375-6829.